Exhibit (e)(1)(ii)

SECOND AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of November 2, 2020 by and between 2nd Vote Funds (“Trust”) and Foreside Financial Services, LLC (“Foreside”) is entered into as of June [ ], 2022 (the “Effective Date”).

WHEREAS, Trust and Foreside (“Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of a new Fund; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto which reflects the addition of 2VA Shareholders First ETF.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

2ND VOTE FUNDS	FORESIDE FINANCIAL SERVICES, LLC

By:	By:
Name/title:		Mark Fairbanks, Vice President

EXHIBIT A

2ndVote™ Life Neutral Plus ETF

2ndVote™ Society Defended ETF

2VA American Freedoms ETF

2VA Shareholders First ETF